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                                                                    EXHIBIT 10.4

                       AGREEMENT OF LIMITED PARTNERSHIP OF
                      BEHRINGER HARVARD WOODALL RODGERS LP


        THIS AGREEMENT OF LIMITED PARTNERSHIP (the "AGREEMENT") is made and entered into effective as of the 20th day of January, 2004, by and among BEHRINGER HARVARD WOODALL RODGERS GP, LLC, a Delaware limited liability company (the "GENERAL PARTNER"), BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I LP, a Texas limited partnership (the "CLASS A LIMITED PARTNER"), and PRG REALTY PARTNERS, LTD, a Texas limited partnership (the "CLASS B LIMITED PARTNER").


                                   ARTICLE I.

              FORMATION, NAME, PRINCIPAL PLACE OF BUSINESS - AGENT
                         PURPOSES, TERM AND DEFINITIONS

        1.1. FORMATION. For and in consideration of the mutual covenants herein contained, the Partners hereby form a limited partnership (hereinafter the "PARTNERSHIP") under and pursuant to the Texas Revised Limited Partnership Act, Tex. Rev. Civ. Stat. Ann., art 6132a-1 (such Act hereinafter referred to as "TRLPA"). The Partnership shall be governed by TRLPA. The Certificate of Limited Partnership of the Partnership has been or shall promptly be filed and recorded in such office and places as is required by TRLPA.

        1.2. NAME. The business of the Partnership shall be conducted under the name of "Behringer Harvard Woodall Rodgers LP".

        1.3. PARTNERSHIP OFFICE, REGISTERED OFFICE AND REGISTERED AGENT. The Partnership shall maintain its principal office in the State of Texas at 1323 North Stemmons Freeway, Suite 212, Dallas, Texas 75207, or at such other place as the General Partner may from time to time designate. The Registered Office in the State of Texas is 1323 North Stemmons Freeway, Suite 212, Dallas, Texas 75207, and the agent for service of process at such address shall be Gerald J. Reihsen, III. The Partnership may maintain such different or additional offices as the General Partner may determine.

        1.4. PURPOSES. The nature and business of the Partnership and the purposes to be conducted and promoted by the Partnership are to engage solely in the following activities:

                (a) To acquire, own, operate, manage, finance, lease, refinance, and sell or exchange the Project; and

                (b) To exercise all powers enumerated in TRLPA necessary or convenient to the conduct, promotion or attainment of the business or purposes otherwise set forth herein.

        1.5. TERM. The Partnership shall continue until December 31, 2053, unless the business of the Partnership is terminated sooner pursuant to Article XII below.

        1.6. DEFINITIONS. As used in this Agreement, unless the context clearly requires otherwise, the following words and phrases shall have the following meanings:

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                "ADDITIONAL CAPITAL CONTRIBUTIONS" means all additional amounts paid (or deemed to be paid) to the Partnership as additional capital contributions from the Class A Limited Partner for use by the Partnership under
Section 3.2 of this Agreement.

                "ADDITIONAL CAPITAL CONTRIBUTIONS ACCOUNT" means an account maintained for the General Partner and the Class A Limited Partner equal to (i) all Additional Capital Contributions to the Partnership made (or deemed made) by the General Partner or the Class A Limited Partner (as the case may be) pursuant to Section 3.2 of this Agreement, less (ii) the aggregate distributions made to the General Partner or the Class A Limited Partner (as the case may be) pursuant to Sections 6.1(a) and 6.2(a) of this Agreement.

                "AFFILIATE" of a Person means (i) any Person, directly or indirectly controlling, controlled by or under common control with the specified Person; (ii) any Person owning or controlling 10% or more of the outstanding voting securities of such specified Person; (iii) any officer, director, partner, member or trustee of such specified Person and (iv) if any Person who is an Affiliate is an officer, director, partner, member or trustee of another Person, such other Person. The term "control" shall mean the ability, directly or indirectly, to control the management of an entity.

                "AGREEMENT" means this Agreement of Limited Partnership.

                "CAPITAL ACCOUNT" means, with respect to each Partner, the account established and maintained on the books and records of the Partnership for each Partner pursuant to Section 3.3 below, adjusted as provided for therein.

                "CAPITAL CONTRIBUTION" means the amount of money and the agreed fair market value of other property or consideration contributed to the capital of the Partnership by a Partner.

                "CAPITAL TRANSACTION" means any transaction pursuant to which
(i) the Partnership sells all or substantially all of the Property; or (ii) the Partnership obtains permanent mortgage financing with a term of seven (7) years or more secured by all or substantially all of the Property. It is expressly agreed that if the Partnership acquires the Property without obtaining financing, the initial financing of the Property shall not be considered a Capital Transaction, nor shall any revolving credit loan, line of credit loan, or similar lending arrangement made by the Partnership be considered a Capital Transaction.

                "CLASS A LIMITED PARTNER" means Behringer Harvard Short-Term Opportunity Fund I LP, a Texas limited partnership, and any other Person who has been admitted as a Class A Limited Partner in the Partnership pursuant to the provisions of this Agreement.

                "CLASS B LIMITED PARTNER" means PRG Realty Partners, Ltd., a Texas limited partnership, and any other Person who has been admitted as a Class B Limited Partner in the Partnership pursuant to the provisions of this Agreement.

                "CODE" means the Internal Revenue Code of 1986 as it may be amended or revised from time to time, or any provision of succeeding law.

                "DISTRIBUTABLE CASH" means all cash, revenues, and funds received by the Partnership, and any amounts released from Reserves to the extent the General Partner deems that the amount released is no longer required to be retained in Reserves, less the sum of the following to the extent paid or set aside by the Partnership: (a) all principal and interest payments on indebtedness of the Partnership and all other sums paid to lenders; (b) all cash expenditures incurred incident to the normal operation of


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the Partnership business; (c) such amounts as may be added to Reserves as the
General Partner deems reasonably necessary to the proper operation of the Partnership's business.

                "EQUITY INVESTORS" means the limited partners in Behringer Harvard Short-Term Opportunity Fund I LP.

                "GENERAL PARTNER" means Behringer Harvard Woodall Rodgers GP, LLC, a Delaware limited liability company, and any other Person who has been admitted as a General Partner in the Partnership pursuant to the provisions of this Agreement.

                "GROSS ASSET VALUE" means, except as set forth below, such asset's adjusted basis for federal income tax purposes:

                (a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

                (b) Provided the Class B Limited Partner consents, the Gross Asset Value of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Partners, as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Partners in exchange for more than a DE MINIMIS Capital Contribution if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interest of the Partners in the Partnership; (ii) the distribution by the Partnership to a Partner of more than a DE MINIMIS amount of Partnership property as consideration for an interest in the Partnership if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; and (iii) the liquidation of the Partnership within the meaning of Regulations
Section 1.704-1(b)(2)(ii)(g);

                (c) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and

                (d) Provided the Class B Limited Partner consents, the Gross Asset Values of Partnership assets shall be increased or decreased to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent the General Partner determines that an adjustment pursuant to subsection (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant this subsection (d).

                If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections (a), (b), (c) or (d) of this provision, such Gross Asset Value shall thereafter be computed in accordance with Section 1.704-1(b)(2)(iv) of the Regulations.

                "IMPROVEMENTS" means any improvements and related amenities now located or to be constructed on the Property.

                "INITIAL CAPITAL CONTRIBUTIONS" means each Partner's Capital Contribution pursuant to Section 3.1.


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                "INITIAL CAPITAL CONTRIBUTION ACCOUNT" means, as to the General
Partner and the Class A Limited Partner, (a) the Initial Capital Contribution made by the General Partner or the Class A Limited Partner (as the case may be) pursuant to Section 3.1 of this Agreement, less (ii) the aggregate distributions made to the General Partner or the Class A Limited Partner (as the case may be) pursuant to Sections 6.1(b) and 6.2(b) of this Agreement.

                "IRR" means, as to the Equity Investors, the actual internal rate of return on the investment made by the Equity Investors in respect of the Partnership (which investment consists of the capital contributions made by the Equity Investors to Behringer Harvard Short-Term Opportunity Fund I LP and invested in the Partnership and all commissions, fees and expenses paid by the Equity Investors in respect of investing in Behringer Harvard Short-Term Opportunity Fund I LP or the Partnership), as calculated by the General Partner on a compounded annual basis taking into consideration the timing and amount of the investments made by the Equity Investors in respect of the Partnership as well as the timing and amount of all distributions received as a result of such investment. For purposes of calculating the IRR, all Property owned by the Partnership shall be treated as a single investment and the income from the Property owned by the Partnership shall be treated as from a single source, and no debt of the Partnership shall be allocated to the Class B Limited Partner as an investment in the Partnership.

                "IRR RETURN" means an amount which, when aggregated with all other distributions from the Partnership received by the Equity Investors, results in an IRR to the Equity Investors of seventeen percent (17%).

                "LIMITED PARTNERS" means the Class A Limited Partner, the Class B Limited Partner and any other Person who is admitted as a limited partner in the Partnership pursuant to the provisions of Article VIII.

                "NONRECOURSE DEDUCTIONS" has the meaning set forth in Sections 1.704-2(b)(1) and 1.702-2(c) of the Regulations. Subject to the preceding sentence, the amount of Nonrecourse Deductions for a Partnership fiscal year equals the excess, if any, of the net increase, if any, in the amount of Partnership Minimum Gain during the fiscal year (determined under Section 1.704-2(d) of the Regulations) over the aggregate amount of any distributions during the fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain (determined under Section 1.704-2(h) of the Regulations).

                "NONRECOURSE LIABILITY" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

                "OPERATING EXPENSES" means all the cash expenditures made or required to be made by the Partnership in connection with the operation of the Partnership in the ordinary course of business, including without limitation, cash expenditures made or required to be made by the Partnership in connection with the ownership, management, improvement, operation, maintenance, financing and upkeep of the Property, as well as debt service (principal and interest) and capital expenditures of the Partnership; provided, however, Operating Expenses shall not include (i) any overhead or general administrative costs or expenses of the General Partner or salaries or other compensation paid to its employees, officers, directors or shareholders (unless specifically provided for in this Agreement); (ii) any expenditures paid from cash Reserves of the Partnership (provided that to the extent any capital expenditures are made in excess of any such Reserves established for such capital expenditures, such excess amounts shall be included as an Operating Expense); and (iii) non-cash items such as depreciation and amortization.


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                "PARTIALLY ADJUSTED CAPITAL ACCOUNTS" means, with respect to any
Partner as of the close of business on the last day of any fiscal year of the Partnership (an "ADJUSTMENT DATE"), the Capital Account of such Partner as of the beginning of the fiscal year ending on such Adjustment Date (where such Capital Account does not reflect such Partner's share of either cumulative Partner Minimum Gain or cumulative Partnership Minimum Gain), after giving effect to all allocations of items of income, gain, loss or deduction not included in Profits and Losses and all Capital Contributions and distributions during such period, but before giving effect to any allocations of Profits or Losses for such period pursuant to Section 7.1 hereof, increased by (a) such Partner's share of Partnership Minimum Gain as of the end of such fiscal year, and (b) such Partner's share of Partner Minimum Gain as of the end of such fiscal year.

                "PARTNER" means each of the General Partner and the Limited Partners, and "Partners" means collectively all of such Partners.

                "PARTNER MINIMUM GAIN" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability.

                "PARTNER NONRECOURSE DEBT" has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

                "PARTNER NONRECOURSE DEDUCTIONS" has the meaning set forth in
Section 1.704-2(i) of the Regulations. Subject to the foregoing, the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership fiscal year equals the excess, if any, of the net increase, if any, in the amount of Partner Minimum Gain attributable to such Partner Nonrecourse Debt during that fiscal year over the aggregate amount of any distribution during that fiscal year to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt to the extent such distributions are from the proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i) of the Regulations.

                "PARTNERSHIP MINIMUM GAIN" has the meaning set forth in Section 1.704-2(d) of the Regulations. Subject to the foregoing, Partnership Minimum Gain shall equal the amount of gain, if any, which would be recognized by the Partnership with respect to each nonrecourse liability of the Partnership (or Property Owner) if the Partnership were to transfer the Partnership property (or the Property Owner were to transfer the Property Owner property) which is subject to such nonrecourse liability in full satisfaction thereof.

                "PARTNERSHIP VOTE" shall mean a vote of the General Partner and the Class A Limited Partner. For all matters requiring a Partnership Vote, a notice shall be sent to the General Partner and the Class A Limited Partner, which notice shall set forth (i) the matter with respect to which the Partnership Vote is to be made and (ii) the time period within which the General Partner and the Class A Limited Partner must respond to the notice. Such time period shall not be less than 7 business days (in Dallas, Texas) or more than 14 business days (in Dallas, Texas). If the General Partner or the Class A Limited Partner does not respond to the notice within the time period specified in the notice, such Partner shall be deemed to have given its written consent in favor of the matter set forth in the notice. All matters requiring a Partnership Vote shall require the unanimous consent (or deemed consent) of the General Partner and the Class A Limited Partner. The Class B Limited Partner shall have no right to vote with respect to matters of the Partnership, but the Class B Limited Partner shall be promptly notified after any Partnership Vote.


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                "PERSON" means any individual or entity, and the heirs,
executors, administrators, legal representatives, successors and assigns of such Person where the context so admits, and, unless the context otherwise requires, the singular shall include the plural, and the masculine gender shall include the feminine and the neuter and vice versa.

                "PRIME RATE" means the "prime rate" as published in THE WALL STREET JOURNAL (Eastern Edition) under its "Money Rates" column and specified as "[t]he base rate on corporate loans at large U.S. commercial banks," or, if no longer published as such, the rate of interest announced from time to time by Bank of America, N.A., as its prime rate, base rate or reference rate. If THE WALL STREET JOURNAL (Eastern Edition) publishes more than one "Prime Rate" under its "Money Rates" column, then the Prime Rate shall be the average of such rates. If THE WALL STREET JOURNAL (Eastern Edition) is not published on a date when Prime Rate is to be determined, then Prime Rate shall be the Prime Rate published on the first date of publication which precedes the date on which the Prime Rate is to be determined.

                "PROFITS" AND "LOSSES" means, for each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this subsection (a) shall be added to such taxable income or loss;

                (b)     Any expenditure of the Partnership described in Code
Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this subsection (b) shall be subtracted from such taxable income or loss;

                (c) In the event the Gross Asset Value of any of the Partnership assets is adjusted pursuant to subsections (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                (d) Gain or loss resulting from any disposition of Partnership assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                (e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation computed in accordance with
Section 1.704-1(b)(2)(iv)(g) of the Regulations for such fiscal year or other period; and

                (f) Notwithstanding anything contained herein to the contrary, any items which are specially allocated pursuant to Sections 7.3(a), 7.3(b), 7.3(c), 7.3(d), 7.3(e) and 7.3(f) shall not be taken into account in computing Profits or Losses.


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                "PROPERTY" means the tracts of land (and all rights and
appurtenances incident thereto) described in EXHIBIT A attached hereto and all Improvements located, or to be constructed, or developed thereon.

                "REGULATIONS" means the federal income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

                "RESERVES" means funds set aside or amounts allocated to reserves for working capital, taxes, insurance, debt service or other costs and expenses incident to the ownership and operation of the Properties. The amount of funds to be set aside in Reserves shall be determined by the General Partner in the General Partner's sole discretion.

                "RESIDUAL PERCENTAGE" means (a) one tenth of one percent (0.1%) as to the General Partner, and (b) ninety nine and nine-tenths percent (99.9%) as to the Class A Limited Partner.

                "TARGET ACCOUNT" means, with respect to any Partner as of any Adjustment Date, a balance (which may be positive or negative) equal to the hypothetical amount that Partner would receive upon the liquidation of the Partnership, assuming that (a) all assets of the Partnership were sold for an amount equal to their respective Gross Asset Values, (b) all liabilities of the Partnership allocable to those properties became due and were satisfied in accordance with their terms (limited with respect to each non-recourse liability, to the Gross Asset Value of the asset securing such liability), and
(c) all net assets of the Partnership were distributed pursuant to Section 6.2 hereof, computed after the Capital Contributions have been made for the period ending on such Adjustment Date. The General Partner shall determine Gross Asset Value from year to year or at any point in time as needed.


                                   ARTICLE II.

                                    PARTNERS

        2.1. GENERAL PARTNER. The name and address of the General Partner is as follows:

                   Name                                       Address
                   ----                                       -------
        Behringer Harvard Woodall Rodgers GP,      1323 North Stemmons Freeway
        LLC                                        Suite 212
                                                   Dallas, Texas  75207
                                                   Attn:  Gerald J. Reihsen, III


        2.2. LIMITED PARTNERS. The name and address of the Limited Partners are as follows:

                   Name                                       Address
                   ----                                       -------
        Behringer Harvard Short-Term Opportunity   1323 North Stemmons Freeway
        Fund I LP                                  Suite 212
                                                   Dallas, Texas  75207
                                                   Attn:  Gerald J. Reihsen, III


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        PRG Realty Partners, Ltd.               One McKinney Plaza
                                                3232 McKinney Avenue, Suite 1210
                                                Dallas, Texas  75204
                                                Attn:  Mark Robertson


                                  ARTICLE III.

                                     CAPITAL

        3.1.    CAPITAL CONTRIBUTIONS.

                (a) The General Partner has contributed or shall contribute cash in the amount of $1.00 to the capital of the Partnership.

                (b) The Class A Limited Partner has contributed or shall contribute such cash as is necessary, together with any debt financing, to complete the acquisition of the Project (subject to the General Partner's discretion to elect not to purchase the Property pursuant to Section 4.1(n)).

                (c) The Class B Limited Partner has contributed or shall contribute cash in the amount of $1.00 to the capital of the Partnership.

        3.2.    ADDITIONAL CAPITAL CONTRIBUTIONS.

                (a) If at any time the General Partner determines that the Partnership requires funds for Operating Expenses, or that within ninety (90) days the Partnership will require funds for Operating Expenses, then the General Partner may send the Class A Limited Partner written notice ("ADDITIONAL CAPITAL NOTICE") requesting that the Class A Limited Partner contribute in cash such amounts as are necessary to pay such Operating Expenses as an Additional Capital Contribution to the Partnership and describing the purpose for which the funds are needed. Thereafter, the General Partner and the Class A Limited Partner shall each have the option to make the Additional Capital Contribution requested in the Additional Capital Notice. The time for the payment of any Additional Capital Contribution to the Partnership shall be determined by the General Partner, but shall in no event be less than ten (10) days after the delivery of the Additional Capital Notice. If both the General Partner and the Class A Limited Partner elect to make an Additional Capital Contribution, then each shall be entitled to contribute its proportionate share of the total Additional Capital Contribution requested by the General Partner, with such proportionate share being based upon the Residual Percentage owned by each such Partner.

                (b) In addition to, or in lieu of, requesting Additional Capital Contributions to the Partnership pursuant to Section 3.2(a) above, the General Partner, or any other Partner upon request by the General Partner, may lend or advance money to the Partnership to pay Operating Expenses, provided the financing terms are substantially similar to (or more favorable than) loans which the Partnership could obtain on a competitive arms-length basis. If the General Partner is unable to determine whether the financing terms are competitive on an arms length basis, the General Partner may seek a Partnership Vote on the issue, or may seek and rely upon the advice of an independent expert in financing. If any Partner makes any loan or loans to the Partnership or advances money on its behalf, the amount of any loan or advance shall not be treated as a Capital Contribution but shall be treated as a debt due from the Partnership to such Partner.


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        3.3.    CAPITAL ACCOUNTS. The Partnership shall establish and maintain on its books and records for each Partner a capital account (collectively the "CAPITAL ACCOUNTS") generally in accordance with Section 1.704-1(b)(2)(iv) of the Regulations. Subject to the foregoing, each Partner's Capital Account shall be:

                (a) increased by (i) the amount of money contributed by such Partner to the Partnership, including Partnership liabilities assumed by such Partner; (ii) the fair market value of property (net of liabilities securing such property that the Partnership has assumed, or taken subject to, under
Section 752 of the Code), or other consideration contributed by such Partner to the Partnership; and (iii) allocations to such Partner of Profits (and items thereof, including certain tax exempt income) and income and gain described in
Section 1.704-(b)(2)(iv)(g) of the Regulations; and

                (b) decreased by (i) the amount of money distributed to such Partner by the Partnership, including such Partner's individual liabilities assumed by the Partnership; (ii) the fair market value of all property distributed to such Partner by the Partnership (net of liabilities that such Partner is considered to assume or take subject to under Section 752 of the
Code); and (iii) allocations to such Partner of Losses and deductions, including expenses described in Section 705(a)(2)(B) of the Code which are not deductible for tax purposes.

        3.4. INTEREST ON AND WITHDRAWAL OF CAPITAL CONTRIBUTIONS. Neither the General Partner nor the Limited Partners shall be entitled to receive any interest on Capital Contributions, nor shall the General Partner or the Limited Partners be entitled to withdraw their Capital Contributions from the Partnership, except pursuant to the terms and conditions of this Agreement.


                                   ARTICLE IV.

                                   MANAGEMENT

        4.1. GENERAL POWERS OF GENERAL PARTNER. The General Partner, acting alone, shall be authorized and empowered to make all decisions and to act on behalf of the Partnership and be solely responsible for the operation and management of the business of the Partnership, with all rights and powers generally conferred by applicable law or necessary, advisable or consistent in connection therewith, including without limitation to cause the Partnership to make all decisions, take all actions as may be necessary for the Partnership to perform fully, and promptly satisfy and discharge each and every obligation or responsibility of the Partnership; provided, however, that without the unanimous consent of all the Limited Partners the General Partner shall not be entitled to acquire on behalf of the Partnership any real property other than the Property.

        4.2 SPECIFIC POWERS OF THE GENERAL PARTNER. By way of illustration of the General Partner's power and authority pursuant to Section 4.1 and not as a limitation thereon, the General Partner shall have the unilateral right and power to take any and all of the following actions on behalf of the Partnership:

                (a) to take actions normal or customary for the owner of businesses similar to that operated by the Partnership;

                (b) to perform any and all acts necessary or appropriate in connection with the business of the Partnership;


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

                (c) to procure and maintain appropriate insurance covering the property of the Partnership;

                (d) to take and hold all property and assets of the Partnership, real, personal and mixed, in the name of the Partnership;

                (e) to execute and deliver deeds, deeds of trust, notes, leases, subleases, mortgages, bills of sale, financing statements, security agreements and any and all other instruments necessary or incidental to the conduct of the business of the Partnership and the financing thereof;

                (f) to coordinate all accounting and clerical functions of the Partnership and employ and contract such accountants, lawyers, managers, agents and other management or service personnel as may from time to time be required to carry on the business of the Partnership;

                (g) to sell, lease, sublease, assign, convey, transfer, exchange, grant easements and servitudes or otherwise dispose of all or any part of the property and assets of the Partnership;

                (h) to borrow money, whether on a secured or unsecured basis, or to refinance, recast, modify or extend any loan to the Partnership which is secured by the Properties or other assets of the Partnership;

                (i) to engage in any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with, or incidental to, the development and operation of the Property as may be lawfully carried on or performed by a limited partnership under the laws of each state in which the Partnership is then formed, qualified, or does business;

                (j) to file on behalf of the Partnership a voluntarily bankruptcy petition, or an action seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Partnership or a substantial portion of its assets, or a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, or to take any action in furtherance of the foregoing;

                (k)     to admit any new Partner to the Partnership;

                (l) to enter into a merger, to execute appropriate documents, including without limitation deeds, in connection with any such sale or merger, and to collect and administer the proceeds of any such merger;

                (m) to adjust, settle or compromise any claim, obligation, debt, demand, suit or judgment against the Partnership or any Partner in its capacity as a Partner, or waive any breach of or default in any monetary or non-monetary obligation owed to the Partnership; and

                (n) to elect on behalf of the Partnership not to acquire the Property and terminate any contract for the acquisition of the Property, provided that the decision of the General Partner not to acquire the Property shall be made in accordance with that certain Agreement Regarding Acquisition dated as of January 2, 2004, executed between Harvard Property Trust, LLC, a Delaware limited liability company doing business as Behringer Harvard Funds (an affiliate of the General Partner) and the Class B Limited Partner.


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        4.2.    LIMITED PARTNER PARTICIPATION IN MANAGEMENT. The Limited
Partners, as limited partners, shall not participate in the operation or management of the business of the Partnership, or transact any business for or in the name of the Partnership, and the Limited Partners, as the limited partners, shall not have any right or power to sign for or bind the Partnership in any manner, except as expressly provided under the provisions of this Agreement. Any rights of the Limited Partners to consent to and approve of certain matters under the provisions of this Agreement shall not be deemed a participation in the operation and management of the business of the Partnership or the exercise of control of the Partnership business. Except as may be otherwise expressly provided herein, the Limited Partners shall not have the right to vote on any matter concerning the management and affairs of the Partnership.

        4.3. PAYMENT OF COSTS AND EXPENSES. The Partnership will be responsible for paying all costs and expenses of forming and continuing the Partnership, acquiring the Property, and conducting the business of the Partnership, including, without limitation, accounting costs, legal expenses and office supplies. In the event any such costs and expenses are incurred and paid by the General Partner on behalf of the Partnership, then, except as expressly provided to the contrary in this Agreement, such Partner shall be entitled to be reimbursed for such payment so long as such cost or expense was reasonably necessary and is reasonable in amount. The Partnership may use the proceeds of any revenues of the Partnership to reimburse a Partner for any such costs and expenses so paid.

        4.4. MANAGEMENT OF PROPERTY. The Property shall be managed and leased by HPT Management Services LP, an Affiliate of the General Partner (the "PROPERTY MANAGER"), pursuant to the Amended and Restated Property Management and Leasing Agreement with the Class A Limited Partner which is attached hereto as EXHIBIT B or a substantially similar management agreement with the Partnership.

        4.5.    COMPENSATION OF CLASS B LIMITED PARTNER AND ITS AFFILIATES

                (A) MANAGEMENT. Pursuant to an existing agreement between an affiliate of Trammell Crow Company ("TCC") and the Property Manager, TCC will have the first opportunity to subcontract with the Property Manager for property management and leasing services for the office building included in the Property. In the event that TCC does not subcontract with the Property Manager to act as the property manager for such office building, the Partnership shall cause the Property Manager to offer to the Class B Limited Partner the opportunity to subcontract for property management (but not leasing) services for such office building upon the same terms and conditions as would be applicable if TCC had subcontracted for such services pursuant to the existing contractual arrangement between the Property Manager and TCC.

                (B) SALES COMMISSION. The Class B Limited Partner shall have the non-exclusive right to present potential buyers of the Property to the Partnership, and if the Class B Limited Partner presents a buyer that purchases the Property or any portion thereof, the Partnership shall pay the Class B Limited Partner a market rate disposition fee.

        4.6. OTHER COMPENSATION. Except as provided in this Agreement, no Partner or its Affiliate shall be entitled to any compensation unless approved by Partnership Vote.


                                   ARTICLE VI.

                          RIGHTS AND POWERS OF PARTNERS

        5.1.    LIMITATION OF LIABILITY.

                (A) LIMITATION ON LIABILITY OF LIMITED PARTNERS. The Limited Partners shall not be bound by, or personally liable for, obligations or liabilities of the Partnership to outside third parties beyond the amount of their Capital Contributions to the Partnership, and the Limited Partners shall not be required to contribute any capital to the Partnership for any obligations to third parties in excess of the Capital Contributions actually made under Sections 3.1 and 3.2 hereof.

                (B) LIMITATION ON LIABILITY OF GENERAL PARTNER. The General Partner (including its members, officers, directors, agents, employees and representatives) shall not be liable or responsible in damages or otherwise to the Partnership or any Partner for any liability or loss relating to the performance or nonperformance of any act concerning the business of the Partnership, provided the General Partner was not guilty of gross negligence or willful misconduct.

        5.2.    INDEMNIFICATION.

                (a) The General Partner (including its members, officers, directors, agents, employees and representatives) shall be indemnified by the Partnership to the fullest extent permitted by law, against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it or any of them in connection with the Partnership, provided that
(1) the General Partner has determined, in good faith, that such course of conduct was in, and not opposed to, the best interests of the Partnership and such liability or loss was not the result of gross negligence or willful misconduct, or a material breach of this Agreement on the part of the General Partner or such person, and (2) any such indemnification will only be recoverable from the assets of the Partnership and the Limited Partners shall not have any liability on account thereof. All rights to indemnification permitted herein and payment of associated expenses shall not be affected by the dissolution or other cessation of the existence of the General Partner, or the withdrawal, adjudication of bankruptcy or insolvency of the General Partner.

                (b) Expenses incurred in defending a threatened or pending civil, administrative or criminal action, suit or proceeding against any person who may be entitled to indemnification pursuant to this Section 5.2 may be paid by the Partnership in advance of the final disposition of such action, suit or proceeding, if (1) the legal action relates to the performance of duties or services by such person on behalf of the Partnership, (2) the legal action is initiated by a third party who is not a Limited Partner, and (3) such person undertakes to repay the advanced funds to the Partnership in cases in which it is not entitled to indemnification under this Section 5.2.

                (c) The term "General Partner" as used in this Section 5.2 shall include any additional or substitute general partner and any Affiliate of a General Partner performing services on behalf of the Partnership.

        5.3. DUTY TO PARTNERSHIP. The General Partner shall not be required to manage the Partnership as the General Partner's sole and exclusive function and the General Partner may have business interests and may engage in activities in addition to those relating to the Partnership. The General Partner may engage in other business interests or activities even if such other business interests or activities are competitive with the business of the Partnership. Neither the Partnership nor any Partner shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the General Partner or to the income or proceeds derived therefrom. The General Partner shall incur no liability to the Partnership or to any of the Partners as a result of engaging in any other business or ventures.


                                  ARTICLE VII.

                 DISTRIBUTIONS/ALLOCATIONS OF PROFITS AND LOSSES

        6.1. DISTRIBUTIONS OF DISTRIBUTABLE CASH FROM OPERATIONS. Within twenty (20) days following the end of each calendar quarter, the Partnership shall distribute Distributable Cash (other than Distributable Cash arising from a Capital Transaction) in the following order of priority:

                (a) First, to the General Partner and the Class A Limited Partner in proportion to their respective Additional Capital Contribution Account balances until their respective Additional Capital Contribution Account balances are reduced to zero;

                (b) Next, to the General Partner and the Class A Limited Partner in proportion to their respective Initial Capital Contribution Account balances until their respective Initial Capital Contribution Account balances are reduced to zero;

                (c) The balance, to the General Partner and the Class A Limited Partner, in proportion to their respective Residual Percentages.

        6.2. DISTRIBUTIONS OF DISTRIBUTABLE CASH FROM A CAPITAL TRANSACTION. As soon as reasonably practicable after the occurrence of a Capital Transaction, the Partnership shall distribute Distributable Cash resulting from such Capital Transaction in the following order of priority:

                (a) First, to the General Partner and the Class A Limited Partner in proportion to their respective Additional Capital Contribution Account balances until their respective Additional Capital Contribution Account balances are reduced to zero;

                (b) Next, to the General Partner and the Class A Limited Partner in proportion to their respective Initial Capital Contribution Account balances until their respective Initial Capital Contribution Account balances are reduced to zero;

                (c) Next, to the Class A Limited Partner until the Equity Investors shall have received distributions resulting from their investment in respect of the Partnership sufficient to provide the IRR Return to the Equity Investors;

                (d) The balance, if any, fifty percent (50%) to the Class A Limited Partner and fifty percent (50%) to the Class B Limited Partner.

        6.3. TAXES WITHHELD. Unless treated as a Tax Payment Loan (as hereinafter defined), any amount paid by the Partnership for or with respect to any Partner on account of any withholding tax or other tax payable with respect to the income, profits or distributions of the Partnership pursuant to the Code, the Treasury Regulations, or any state or local statute, regulation or ordinance requiring such payment (a "WITHHOLDING TAX Act") shall be treated as a distribution to such Partner for all purposes of this Agreement, consistent with the character or source of the income, profits or cash which gave rise to the payment or withholding obligation. To the extent that the amount required to be remitted by the Partnership under the Withholding Tax Act exceeds the amount then otherwise distributable to such Partner, the excess shall constitute a loan from the Partnership to such Partner (a "TAX PAYMENT LOAN") which shall be payable upon demand and shall bear interest, from the date that the Partnership makes the payment to the relevant taxing authority, at the Prime Rate plus one
(1) percentage point, compounded monthly. So long as any Tax Payment Loan or the interest thereon remains unpaid, the Partnership shall make future distributions due to such Partner under this Agreement by applying the amount of any such distribution first to the payment of any unpaid interest on all Tax Payment Loans of such Partner and then to the repayment of the principal of all Tax Payment Loans of such Partner. The General Partner shall have the authority to take all actions necessary to enable the Partnership to comply with the provisions of any Withholding Tax Act applicable to the Partnership and to carry out the provisions of this Section 6.3. Nothing in this Section shall create any obligation on the General Partner to advance funds to the Partnership or to borrow funds from third parties in order to make any payments on account of any liability of the Partnership under a Withholding Tax Act.


                                   ARTICLE IX.

                        ALLOCATION OF PROFITS AND LOSSES

        7.1.    ALLOCATION OF PROFITS AND LOSSES. After application of Section
7.3 hereof, Profits and Losses for each fiscal year shall be allocated among the Partners so as to reduce, proportionately, in the case of any Profits, the difference between their respective Target Accounts and Partially Adjusted Capital Accounts for such fiscal year and, in the case of Losses, the difference between their respective Partially Adjusted Capital Accounts and Target Accounts for such fiscal year. To the extent that, in the fiscal year in which all or substantially all of the Partnership's assets are disposed of, or in the fiscal year in which the Partnership is liquidated, the allocation of Profit or Loss set forth in the preceding sentence does not cause each Partner's Partially Adjusted Capital Account balance to equal the balance of its Target Account, items of income or gain will be reallocated to any Partner with a Partially Adjusted Capital Account which is less than its Target Account, and items of loss, deduction or expense will be reallocated to any Partner with a Partially Adjusted Capital Account that is greater than its Target Account in such manner as to reduce, to the greatest extent possible, the difference between each Partner's respective balance in its Target Account and its Partially Adjusted Capital Account balance.

        7.2. LIMITATION ON LOSS ALLOCATIONS. Notwithstanding anything in this Agreement to the contrary, no Losses or item of deduction shall be allocated to a Partner if such allocation would cause the Capital Account of such Partner to have a deficit in excess of the sum of (a) the amount of additional capital such Partner would be required to contribute to the Partnership if the Partnership were to dissolve on the last day of the accounting period to which such allocation relates plus (b) such Partner's distributive share of Partnership Minimum Gain as of the last day of such accounting period, determined pursuant to Regulations Section 1.704-2(g)(1), plus (c) such Partner's share of Partner Minimum Gain as of the last day of such year, determined pursuant to Regulation Section 1.704-2(i)(5). Any amounts not allocated to a Partner pursuant to the limitations set forth in this paragraph shall be allocated to the other Partners to the extent possible without violating the limitations set forth in this paragraph. For purposes of the foregoing provisions, the balance of a Partner's Capital Account shall be determined after reducing such Capital Account by (i) all anticipated allocations of loss or deduction pursuant to Sections 704(e)(2) and 706(d) of the Code, and Section 1.751-1(b)(2)(ii) of the Regulations, and
(ii) anticipated distributions to such Partner to the extent such anticipated distributions exceed anticipated increases to such Partner's Capital Account during or prior to the year of distribution (other than increases which may not be taken into account pursuant to Section 1.704-1(b)(2)(ii)(d)(6) of the Regulations).

        7.3. SPECIAL ALLOCATIONS. The following special allocations shall be made in the following order:

                (A)     MINIMUM GAIN CHARGEBACK. Except as otherwise provided in
Section 1.704-2(f) of the Regulations, in the event there is a net decrease in Partnership Minimum Gain during a Partnership taxable year, each Partner shall be allocated (before any other allocation is made pursuant to this Section 7.3) items of income and gain for such year (and, if necessary, for subsequent years) equal to that Partner's share of the net decrease in Partnership Minimum Gain. The determination of a Partner's share of the net decrease in Partnership Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(g). The items to be specially allocated to the Partners in accordance with this Section 7.3(a) shall be determined in accordance with Regulation
Section 1.704-2(f)(6). This Section 7.3(a) is intended to comply with the Minimum Gain chargeback requirement set forth in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

                (B) PARTNER MINIMUM GAIN CHARGEBACK. Except as otherwise provided in Section 1.704-2(i)(4), in the event there is a net decrease in Partner Minimum Gain during a Partnership taxable year, each Partner who has a share of that Partner Minimum Gain as of the beginning of the year, to the extent required by Regulation Section 1.704-2(i)(4), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) equal to that Partner's share of the net decrease in Partner Minimum Gain. Allocations pursuant to this subparagraph (b) shall be made in accordance with Regulation Section 1.704-2(i)(4) . This Section 7.3(b) is intended to comply with the requirement set forth in Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                (C) QUALIFIED INCOME OFFSET ALLOCATION. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) or which would cause the negative balance in such Partner's Capital Account to exceed the sum of (i) his obligation to restore a Capital Account deficit upon liquidation of the Partnership, plus (ii) his share of Partnership Minimum Gain determined pursuant to Regulation Section 1.704-2(g)(1), plus (iii) such Partner's share of Partner Minimum Gain determined pursuant to Regulation Section 1.704-2(i)(5), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate such excess negative balance in his Capital Account as quickly as possible. This Section 7.3(c) is intended to comply with the alternative test for economic effect set forth in Regulation
Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

                (D) GROSS INCOME ALLOCATION. In the event any Partner has a deficit Capital Account at the end of any Partnership fiscal year which is in excess of the sum of (i) any amounts such Partner is obligated to restore pursuant to this Agreement, plus (ii) such Partner's distributive share of Minimum Gain as of such date, plus such Partner's share of Partner Minimum Gain determined pursuant to Regulation Section 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 7.3(d) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 7.3 have been made, except assuming that Section 7.3(c) above and this Section 7.3(d) were not contained in this Agreement.

                (E) ALLOCATION OF NONRECOURSE DEDUCTIONS. Nonrecourse Deductions shall be allocated to the Partners in accordance with their respective Residual Percentages.

                (F) ALLOCATION OF PARTNER NONRECOURSE DEDUCTIONS. Partner Nonrecourse Deductions shall be allocated as prescribed by the Regulations.

                (G) BASIS ADJUSTMENT UNDER SECTION 754. To the extent an adjustment to the adjusted tax basis of any Partnership assets pursuant to Code
Section 734(b) or Code Section 743(b) is required, pursuant to Regulations
Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain, if the adjustment increases the basis of the asset, or loss, if the adjustment decreases such basis, and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

        7.4. BUILT-IN GAIN OR LOSS/SECTION 704(C) TAX ALLOCATIONS. In the event that the Capital Accounts of the Partners are credited with or adjusted to reflect the fair market value of the Partnership's property and assets, the Partners' distributive shares of depreciation, depletion, amortization, and gain or loss, as computed for tax purposes, with respect to such property, shall be determined pursuant to Section 704(c) of the Code and the Regulations thereunder, so as to take account of the variation between the adjusted tax basis and book value of such property. Any deductions, income, gain or loss specially allocated pursuant to this Section 7.4 shall not be taken into account for purposes of determining Profits or Losses or for purposes of adjusting a Partner's Capital Account.

        7.5. RECAPTURE. Ordinary income arising from the recapture of depreciation and unrecaptured Section 1250 gain shall be allocated to the Partners in the manner that is prescribed by the Regulations, or if the Regulations do not prescribe a manner in which depreciation is to be recaptured, then depreciation shall be recaptured in the same manner as such depreciation was allocated to the Partners.

        7.6. RETENTION OF SECTION 751 ASSETS. Upon the occurrence of an event which would otherwise cause a reduction in a Partner's respective interest in the Partnership's Section 751 assets ("substantially appreciated inventory" and "unrealized receivables" as defined in Section 751 of the Code), such as the admission of new Partners or otherwise, no such reduction shall occur with respect to Partners who were Partners immediately preceding such event and who continue to be Partners after the occurrence of such event but, rather, each such Partner shall retain his respective interest in the Partnership's Section 751 assets existing immediately prior to such event.

        7.7. PROHIBITION AGAINST RETROACTIVE ALLOCATIONS. Notwithstanding anything in this Agreement to the contrary, no Partner shall be allocated any loss, credit or income attributable to a period prior to his admission to the Partnership. In the event that a Partner transfers all or a portion of his Partnership interest, or if there is a reduction in a Partner's Residual Percentage due to the admission of new Partners or otherwise, each Partner's distributive share of Partnership items of income, loss, credit, etc., shall be determined by taking into account each Partner's varying interests in the Partnership during the Partnership's taxable year. For this purpose, unless the General Partner, in its sole discretion, elects to provide for an interim closing of the Partnership's books, each Partner's distributive share shall be estimated by taking the pro rata portion of the distributive share such Partner would have included in his taxable income had he maintained his Residual Percentage throughout the Partnership year. Such proration shall be based upon the portion of the year during which such Partner held the Residual Percentage, except that extraordinary, nonrecurring items shall be allocated to the persons holding Partnership interests at the time such extraordinary items occur.

        7.8. ALLOCATION OF NONRECOURSE LIABILITIES. The "excess nonrecourse liabilities" of the Partnership (within the meaning of Section 1.752-3(a)(3) of the Regulations) shall be allocated to the Partners in accordance with their respective Residual Percentages.


                                   ARTICLE X.

                        TRANSFER OF PARTNERSHIP INTEREST

        8.1. PROHIBITION ON DISPOSITION OF GENERAL PARTNER'S INTEREST. Unless the Partners otherwise agree by Partnership Vote or except as otherwise permitted by Section 8.7, the General Partner may not, directly or indirectly, by operation of law or otherwise (a) withdraw or resign from the Partnership, or
(b) sell, assign, transfer, convey or otherwise dispose of, or pledge, hypothecate or otherwise encumber any or all of its interest in the Partnership (collectively, "TRANSFER"). In addition, the General Partner shall not permit the transfer of any interest in the General Partner unless the Partners otherwise agree by Partnership Vote. Any act in violation of this Section 8.1 shall be null and void as against the Partnership and the Limited Partners, except as otherwise provided for by law.

        8.2. GENERAL PARTNER CEASING TO BE A GENERAL PARTNER. Unless the Partners by Partnership Vote otherwise agree, a General Partner shall cease to be a General Partner of the Partnership upon the happening of any of the following events (hereinafter each referred to as an "EVENT OF WITHDRAWAL"):

                (a) Such General Partner makes an assignment for the benefit of creditors; files a voluntary petition of bankruptcy; is adjudicated as bankrupt or insolvent or is the subject of an order for relief under the bankruptcy laws; files a petition or answer seeking for itself any reorganization, arrangement or similar relief under any statute, law or regulation; files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature; or seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of all or any substantial part of its properties;

                (b) The failure to dismiss within one hundred twenty (120) days after the commencement of any proceeding which attempts to attach or charge the General Partner's Partnership interest or which seeks reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief against the General Partner under any statute, law or regulation, or if within ninety (90) days after a court order attaching or charging its Partnership interest or the appointment without its consent or acquiescence of a trustee, receiver or liquidator of such General Partner or all or any substantial part of its properties, the order or appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the order or appointment is not vacated;

                (c) In the case of any General Partner who is a natural person, the death of such General Partner or the entry by a court of competent jurisdiction adjudicating him incompetent to manage his person or his estate;

                (d) In the case of any General Partner acting as a General Partner by virtue of being a trustee of a trust, the termination of such trust (but not merely the substitution of a new trustee);

                (e) In the case of any General Partner which is a separate partnership, the dissolution and commencement of winding up the affairs of such separate partnership;

                (f) In the case of any General Partner which is a corporation, limited partnership or limited liability company, the filing of a certificate of dissolution or its equivalent for the corporation, limited partnership or limited liability company, or the revocation of its charter or authority to do business in the jurisdiction of its formation;

                (g) In the case of any General Partner which is an estate, the distribution by the fiduciary of the estate's entire interest in the Partnership;

                (h) The withdrawal of a General Partner from the Partnership as provided in Section 8.1 above; or

                (i) The transfer by a General Partner of all or any part of its interest in the Partnership except as approved by Partnership Vote pursuant to Section 8.1.

        Any person ceasing to be a General Partner (other than as a result of paragraph (h) and (i) of this Section 8.2) shall automatically become a limited partner of the Partnership having the same percentage interest in the profits, losses and distributions of the Partnership that it had while it was a general partner, and provided further that in the event that the Partners elect to continue the Partnership pursuant to Section 12.1(b) below, and a new general partner is admitted to the Partnership to enable the Partnership to continue, then the General Partner being converted to a limited partner shall transfer a ..01% Residual Percentage to the newly admitted general partner. Such transfer shall not reduce the Partnership interest of any Partner other than the General Partner which is being converted to a limited partner.

        8.3. GENERAL PROHIBITION AGAINST TRANSFERS OF LIMITED PARTNER'S INTEREST. A Limited Partner may not sell, assign, transfer, convey or otherwise dispose of, or pledge, hypothecate or otherwise encumber, any or all of such Partner's interest in the Partnership except as permitted in Section 8.4. Any act in violation of this Article shall be null and void as against the Partnership, except as otherwise provided by law.

        8.4.    CONDITIONS UPON TRANSFERS BY A LIMITED PARTNER.

                (A) CONSENT REQUIRED. A Limited Partner may assign, sell, transfer or otherwise dispose of all or any part of such Partner's interest in the Partnership, or pledge, hypothecate or otherwise encumber the whole or any part of its interest in the Partnership, with the written consent of the General Partner and the approval of the Partners (including the General Partner) pursuant to a Partnership Vote; provided, however, that the General Partner's written consent shall not be given unless:

                        (i) the General Partner is satisfied that the proposed sale, assignment, transfer or other disposition or encumbrance will not have any adverse effect upon the Partnership or the Partners under federal income tax laws then in effect or cause any default in any loan documents of the Partnership or the Property Owner;

                        (ii) the General Partner has received, if requested, an opinion from counsel for the Partnership to the effect that such sale, assignment, transfer or other disposition will not violate federal or state securities laws or regulations; and

                        (iii) the person, firm or entity to acquire such interest agrees to comply with all terms of this Agreement, including without limitation Section 8.5 below.

                (B) TRANSFER TO AN AFFILIATE. Notwithstanding the provisions of Section 8.4(a) above, neither the consent of the General Partner nor approval of the Partners pursuant to a Partnership Vote shall be required in order for a Limited Partner to transfer its interest in the Partnership to an Affiliate; however, in the case of such transfer to an Affiliate, the Limited Partner shall give written notice of such transfer to the General Partner at least ten (10) days prior to the effective date of such transfer and the conditions set forth in Sections 8.4(a)(i) through 8.4(a)(iii) must be satisfied.

        8.5. SUBSTITUTION OF ASSIGNEE. No transferee of the whole or any portion of a Limited Partner's interest in the Partnership shall have the right to be admitted to the Partnership and become a Limited Partner unless and until all of the Partners in their absolute discretion consent and all of the following conditions are satisfied:

                (i) the transferor and transferee execute and acknowledge a written instrument of assignment, together with such other instruments as the General Partner may deem necessary or desirable to effect the admission of the transferee as a substitute Limited Partner; and

                (ii) an instrument specifically transferring such interest, signed by both assignor and assignee, shall be filed with the General Partner, and until such instrument is so filed, the Partnership shall not recognize any transfer of interest for the purposes of making payments of profits, income or any other distribution with respect to such Partnership interest.

        8.6. COST AND EXPENSE OF TRANSFER; ALLOCATION OF PROFITS AND LOSSES. All costs and expenses incurred by the Partnership in connection with any disposition of a Partner's interest, including any filing, recording and publishing costs and the fees and disbursements of counsel, shall be paid by the Partner disposing of such interest. If an interest in the Partnership is disposed of pursuant to this Article, the selling Partner shall nevertheless be entitled to a portion of the profits and be charged with a portion of the losses allocated to such interest or part thereof for the fiscal year of the Partnership in which such disposition occurs, consistent with Section 7.7 above.


                                   ARTICLE IX.

                        OWNERSHIP OF PARTNERSHIP PROPERTY

        All real or personal property, including all improvements placed or located thereon, acquired by the Partnership shall be owned by and in the name of the Partnership, such ownership being subject to the other terms and provisions of this Agreement.

                                   ARTICLE X.

                                 FISCAL MATTERS

        10.1 FISCAL YEAR. The fiscal year of the Partnership shall be the calendar year.

        10.2 RECORDS. Proper books and records shall be kept with reference to all Partnership transactions, and each Partner shall at all reasonable times during business hours have access thereto. The books shall be kept in such manner of accounting as shall properly reflect the actions of the Partnership in accordance with accounting principles generally accepted within the industry and consistently applied on such basis as will, in the opinion of the Partnership's accountants, be most advantageous to the Partnership. The books and records shall include the designation and identification of any property in which the Partnership owns a beneficial interest. The books and records of the Partnership shall be reviewed annually at the expense of the Partnership by an independent certified public accountant selected by the General Partner, who shall prepare and deliver to the Partnership, for filing, the appropriate federal Partnership income tax return(s) before March 31 of each year. The General Partner shall cause a copy of such federal Partnership income tax returns to be provided to each Limited Partner. To the extent that same can be performed without undue expense to the Partnership, after the end of each fiscal year of the Partnership the General Partner shall cause an independent certified public accountant selected by the General Partner to calculate the IRR received by the Equity Investors as of the end of such fiscal year and shall provide a copy of such calculation to the Limited Partners.

        10.3 ACCOUNTS. All funds of the Partnership shall be deposited in its name in an account or accounts maintained at a bank designated by the General Partner or with an agent designated by the General Partner. Checks shall be drawn upon the Partnership account or accounts only for purposes of the Partnership and shall be signed by the General Partner.

        10.4 FEDERAL TAX ELECTIONS. All elections for federal tax purposes, including but not limited to an election to adjust the basis of the assets of the Partnership pursuant to Section 754 of the Code, and the adoption of accelerated depreciation or cost recovery methods required or permitted to be made by the Partnership under the Code shall be made by the General Partner.

        10.5 TAX AUDITS. The General Partner shall be designated as the "tax matters partner" of the Partnership as defined in Sections 6221 ET SEQ, of the Code and, in the event of an audit of the Partnership by the Internal Revenue Service ("IRS"), the General Partner, at Partnership expense, shall have the exclusive right to conduct all negotiations with the IRS on behalf of the Partnership and the Partners, and the attorneys and accountants selected by the Partners to conduct such negotiations are hereby specifically authorized by the Partners to act on their behalf in such negotiations, and each Partner will execute such further authority as the IRS may require to permit the General Partner and its selected attorneys and accountants to so represent the Partners; provided the General Partner shall not consummate any settlement with the IRS without approval of the Partners by Partnership Vote.


                                   ARTICLE XI.

                                    AMENDMENT

        11.1. AUTHORITY TO AMEND. Except as provided in Section 11.2 below, this Agreement may only be altered or amended by a written instrument signed by Partners holding not less than 100% of the Residual Percentages, provided that no amendment may reduce a Partner's economic interest in the Partnership without the Partner's prior written consent.

        11.2. AMENDMENTS BY GENERAL PARTNER WHICH REQUIRE NO APPROVAL. Notwithstanding Section 11.1 hereof, the following amendments to this Agreement may be made by the General Partner, without approval of the Limited Partners:

                (a) a clarification which does not change the substance hereof;

                (b)     a change in the name of the Partnership;

                (c) a change in the name and address of a Partner designated in Article II pursuant to a request from that Partner;

                (d) a modification which is necessary or appropriate, in the opinion of counsel for the Partnership, to satisfy the requirements of the Code with respect to partnerships or of any federal or state securities laws or regulations, provided such amendment does not adversely affect the economic interests of any Limited Partner without that Limited Partner's consent.


                                  ARTICLE XII.

                         DISSOLUTION OF THE PARTNERSHIP

        12.1.   DISSOLUTION.

                (a) It is the intention of the Partners that the Partnership shall be continued by the Partners, or those remaining, pursuant to the provisions of this Agreement, notwithstanding the occurrence of any event which would otherwise result in a dissolution of the Partnership pursuant to the law of the State of Texas, and no Partner shall be released or relieved of any duty or obligation hereunder by reason of any such dissolution; provided, however, that the Partnership shall be terminated, its affairs wound up and its property and assets distributed on the earlier of:

                        (i) expiration of the Partnership term as provided in Section 1.4 hereof;

                        (ii) the written consent of the General Partner and the Partners (including the General Partner) holding not less than 100% of the Residual Percentages;

                        (iii) an Event of Withdrawal of a General Partner (as defined in Article VIII hereof) unless at the time of the Event of Withdrawal, there is at least one (1) other General Partner or the provisions of Section 12.1(b) below are satisfied;

                        (iv) the election by the Partnership not to acquire the Property or the sale or other disposition (including condemnation or casualty loss) of all or substantially all of the property and assets of the Partnership and receipt of the proceeds from such sale of other disposition (except under circumstances where (x) all or a portion of the purchase price is payable after the closing of the sale or other disposition, or (y) the Partnership retains a material economic or ownership interest in the entity to which all or substantially all of its assets are transferred); or

                        (v) dissolution by law or appropriate judicial decree.

                (b) Upon the occurrence of any Event of Withdrawal of a General Partner at a time when there is no other General Partner, the Partnership shall be continued if, within a period of ninety (90) days from the date of such occurrence, all other Partners agree in writing that the Partnership shall be continued and designate one or more individuals or legal entities to be admitted to the Partnership as a

General Partner, which agreement shall be effective as of the date of the occurrence of the applicable Event of Withdrawal. Any such individual or legal entity shall, upon admission to the Partnership, succeed to all of the rights and powers of a General Partner hereunder.

                (c) Dissolution of the Partnership shall be effective on December 31, 2053 or the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the Partnership's Certificate of Limited Partnership shall have been canceled and the assets of the Partnership shall have been distributed as provided below. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership as aforesaid, the business of the Partnership and the affairs of the Partners shall continue to be governed by this Agreement.

                (d) The bankruptcy, insolvency, dissolution, death or adjudication of incompetency of a Limited Partner shall not cause the dissolution of the Partnership. In the event of the bankruptcy, death or incompetency of a Limited Partner, his executors, administrators or personal representatives ("Successor") shall have the same rights that such Limited Partner would have had if he had not died or become bankrupt or incompetent, except that, in the event of bankruptcy, such Successor shall have no right to participate in the management of the Partnership or vote on any Partnership matter unless such Successor is admitted to the Partnership as a Limited Partner pursuant to Section 8.5, and the interest of such Limited Partner in the Partnership shall, until the termination of the Partnership, otherwise be subject to the terms, provisions and conditions of this Agreement as if such Limited Partner had not died or become bankrupt or incompetent. In the event of any other withdrawal of a Limited Partner, the Limited Partner shall only be entitled to Partnership distributions distributable to him but not actually paid to him prior to such withdrawal and shall not have any right to have his Partnership interest purchased or paid for.

                (e) Notwithstanding anything in this Agreement to the contrary, upon a sale of all or substantially all of the assets of the Partnership in a single transaction (a "SINGLE SALE TRANSACTION") where all or any portion of the consideration payable to the Partnership is to be received by the Partnership more than ninety (90) days after the date on which such Single Sale Transaction occurs, the Partnership shall continue for purposes of collecting the deferred payments and making distributions to the Partners. In such event (i) gain recognized and cash distributed in any year as a result of such Single Sale Transaction shall be allocated and distributed among the Partners in the same proportion as such gain and cash would have been allocated and distributed were the entire gain resulting from such Single Sale Transaction required to be recognized for Federal income tax purposes in the year in which such Single Sale Transaction occurred; and (ii) income attributable to interest on deferred payments shall be allocated among, and such interest shall be distributed to, the Partners as if the deferred payment obligations received by the Partnership had been distributed to the Partners pursuant to Section 6.2.

        12.2. WIND-UP OF AFFAIRS. As expeditiously as possible following the occurrence of an event giving rise to a termination of the Partnership pursuant to Section 12.1 above, the General Partner(s) or, if none, all of the Limited Partners or a liquidator appointed by all of the Limited Partners (the General Partner, Limited Partners or such liquidator, as the case may be, is referred to here as the "LIQUIDATOR") shall liquidate the assets of the Partnership, apply and distribute the proceeds thereof as contemplated by this Agreement and cause the cancellation of the Partnership's Certificate of Limited Partnership. As soon as possible after the dissolution of the Partnership, a full account of the assets and liabilities of the Partnership shall be taken, and a statement shall be prepared by the independent accountants then acting for the Partnership setting forth the assets and liabilities of the Partnership. A copy of such statement shall be furnished to each of the Partners within ninety (90) days after such dissolution. Thereafter, the Liquidator shall wind up the affairs of the Partnership and distribute the Partnership assets in the following order of priority:

                (a) to creditors (including Partners who are creditors) in satisfaction of the liabilities of the Partnership, other than liabilities to existing and former Partners for distributions from the Partnership;

                (b) to the establishment of any reserves which the Liquidator deems reasonably necessary for any contingencies or unforeseen liabilities or obligations of the Partnership. Such reserves shall be paid over by the Liquidator to an escrow agent or shall be held by the Liquidator for the purpose of disbursing such reserves in payment of any of such contingencies. At the expiration of such period as the Liquidator deems advisable, the balance thereof shall be distributed in the manner and order provided in this Section;

                (c) to existing and former Partners in satisfaction of any liabilities to them, if any, for distributions from the Partnership;

                (d)     to Partners in accordance with Section 6.2 above.

                12.2.1. NO DEFICIT CAPITAL ACCOUNT OBLIGATION. Notwithstanding anything else to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, if any Partner has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any Capital Contribution, and the negative balance of such Partner's Capital Account shall not be considered a debt owed by such Partner to the Partnership or to any other Person for any purpose whatsoever.

                12.2.2. DISTRIBUTION IN KIND. If any assets of the Partnership are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Partners. Prior to distribution, such assets shall be deemed to have been sold for their fair market values and the Capital Accounts of the Partners shall be adjusted pursuant to the terms of this Agreement to reflect the allocation of gain or loss which would have resulted from such deemed sale.

        12.3. CANCELLATION OF CERTIFICATE. Upon the dissolution and the final liquidation of the Partnership, there shall be filed for record as provided by Texas law a Certificate of Cancellation executed by the General Partner.

        12.4. RETURN OF CONTRIBUTION NONRECOURSE TO OTHER PARTNERS. Except as provided by law or as expressly provided in this Agreement, upon dissolution each Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution. If the Partnership property remaining after the payment or discharge of the debts and liabilities of the Partnership is insufficient to return the cash contribution of one or more Partners, such Partner or Partners shall have no recourse against any other Partner.

                                  ARTICLE XIII.

                                POWER OF ATTORNEY

        13.1.   APPOINTMENT OF ATTORNEY.

                (a) Each Limited Partner hereby irrevocably constitutes and appoints the General Partner its true and lawful attorney, in its name, place and stead, to make, execute, sign acknowledge, swear to (where appropriate), and file of record:

                        (i) any certificate, document or instrument which may be required to be filed by the Partnership or the Partners under applicable laws of any jurisdiction(s) to evidence the creation or existence of the Partnership or the identities of the Partners to the extent that the General Partner deems such filing(s) to be necessary or required;

                        (ii)    any and all authorized amendments or
modifications of the instruments described in Section 11.1 and 11.2 above;

                        (iii) all certificates and other instruments which may be required to effect the dissolution and termination of the Partnership pursuant to the terms of this Agreement; and

                        (iv) any and all consents or other instruments deemed necessary or desirable by the General Partner for the admission of substituted Limited Partners pursuant to the terms of this Agreement and otherwise approved pursuant to the terms of this Agreement.

                (b) It is expressly understood and intended by each Limited Partner that the grant of the foregoing power of attorney is coupled with an interest and is irrevocable, and that the foregoing power of attorney shall not be affected by the disability, incompetency or incapacity of such Limited Partner.

                (c) The foregoing power of attorney may be exercised by the General Partner acting for each Limited Partner individually or as attorney-in-fact acting for all Limited Partners together.

                (d) The foregoing power of attorney shall survive the delivery of an assignment pursuant to Article VIII hereof by a Limited Partner of the whole or any portion of its interest; except that where a Limited Partner has assigned its entire interest and the assignee thereof has been approved by the General Partner for admission to the Partnership as a substituted Limited Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, sign, acknowledge, swear to (where appropriate) and file of record any certificate, instrument or document necessary to effect such substitution.

                (e) The foregoing power of attorney shall in no way cause a Limited Partner to be liable in any manner for the acts or omissions of the General Partner.

        13.2. RATIFICATION BY SUBSTITUTED LIMITED PARTNER. Each substituted Limited Partner, upon admission to the Partnership pursuant to Section 8.5, shall be deemed to ratify and reaffirm the appointment of the General Partner as its true and lawful attorney for the purposes and on the same terms as set forth in Section 13.1 hereof.


                                  ARTICLE XIV.

                            MISCELLANEOUS PROVISIONS

        14.1. NOTICES. Except as may be otherwise specifically provided in this Agreement, all notices required or permitted hereunder shall be in writing and shall be deemed to be delivered on the earlier of (i) when delivered in person, or (ii) when delivered by commercial courier such as Federal Express,

Express Mail or other overnight delivery service where delivery is evidenced by written receipt, addressed to the appropriate party at the addresses set forth in Article II, or such other address of the party as may have been changed as provided herein. Any party may change the address to which notices will be given by giving notice of such change to the other parties, in accordance with the provisions of this Section 14.1.

        14.2. GOVERNING LAW. This Agreement shall be construed under and in accordance with the laws of the State of Texas.

        14.3. EXECUTION OF OTHER AGREEMENTS. The parties hereto covenant and agree that they will execute such other further instruments and documents as are or may become necessary or convenient to effectuate and carry out the Partnership created by this Agreement.

        14.4. NO ACTION FOR PARTITION. No Partner shall be entitled to bring an action for partition against the Partnership, and each Partner hereby irrevocably waives, during the term of the Partnership and during the period of its liquidation following any dissolution, any right to maintain an action for partition with respect to any of the assets of the Partnership.

        14.5. PARAGRAPH HEADINGS. The headings used in this Agreement are used for administrative purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

        14.6. BINDING EFFECT AND BENEFIT. This Agreement is binding on, and shall inure to the benefit of, all of the parties hereto and to their respective heirs, executors, administrators, legal representatives, and successors and assigns where permitted by this Agreement.

        14.7. SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

        14.8. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single contract, and each of such counterparts shall for all purposes be deemed to be an original. This Agreement may be executed and delivered by fax (telecopier); any original signatures that are initially delivered by fax shall be physically delivered with reasonable promptness thereafter. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

        14.9. GENDER. Wherever the context so requires, all words herein in the neuter gender shall be deemed to include the feminine or masculine genders, and vice versa, all singular words shall include the plural, and all plural words shall include the singular.

        14.10. ENTIRE AGREEMENT. This Agreement, together with all Exhibits hereto and all other documents referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understanding, inducements or conditions, express or implied, oral or written.

        14.11. VALIDITY. In the event that all or any portion of any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

        14.12. INDULGENCES, ETC. Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege; nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and signed by the party asserted to have granted such waiver.

        14.13. REMEDIES. In the event of any breach of this Agreement by any Partner or default by any Partner in connection with performing any obligation of such Partner under this Agreement, the Partnership's and the non-defaulting Partner's rights and remedies contained herein or in any other agreement shall be cumulative and shall not be exclusive of any other rights or remedies which the Partnership or the non-defaulting Partner may have at law or in equity.

        14.14. INTERPRETATION. No provision of this Agreement is to be interpreted for or against either party because that party or that party's legal representative drafted such provision.

        14.15. TIME OF ESSENCE. TIME IS OF THE ESSENCE in connection with this Agreement.


                                   ARTICLE XV.

                          SECURITIES LAW CONSIDERATIONS

        15.1. NO REGISTRATION/RESTRICTION ON SALE. THE PARTNERSHIP INTERESTS HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, NOR HAVE THEY BEEN REGISTERED WITH THE SECURITIES COMMISSION OF ANY OTHER APPLICABLE STATE, INCLUDING WITHOUT LIMITATION THE STATE OF TEXAS. THE PARTNERSHIP INTERESTS MAY BE ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AND IN A TRANSACTION WHICH IS EITHER EXEMPT FROM REGISTRATION UNDER SUCH ACTS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACTS.

        15.2. COMPLIANCE WITH SECURITIES LAWS. The Limited Partners acknowledge and confirm that their Limited Partnership interests have not been registered under any federal or state securities laws by virtue of exemptions from the registration provisions thereof and consequently cannot be sold except pursuant to appropriate registration or exemption from registration as applicable. No transfer or assignment of all or any part of a Limited Partnership interest (except a transfer upon the death, incapacity or bankruptcy of a Limited Partner to his personal representative and beneficiaries), including, without limitation, any transfer of a right to distributions, profits and/or losses to a person who does not become a Partner, may be made unless the Partnership is provided with an opinion of counsel acceptable to the General Partner (both as to the identity of the counsel and the substance of the opinion) to the effect that such offer or assignment (a) may be effected without registration under the Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended, and (b) does not violate any applicable federal or state securities laws (including any investment suitability standards) applicable to the Partnership or the General Partner.

        15.3. ACCESS TO INFORMATION. Each of the Limited Partners represents to the General Partner and the Partnership that before determining to enter into this Agreement and to invest in the Partnership, each Limited Partner made an independent investigation into the Partnership and the General Partner and that it received whatever information it deemed necessary or relevant in order to decide whether to enter into this Agreement or invest in the Partnership. Each Limited Partner acknowledges that the financial materials provided to the Limited Partners are only estimates of expected future operations based on assumptions about future markets and there is no assurance that such projections will be realized.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Limited Partnership as of the date first above written.


                               GENERAL PARTNER:
                               ---------------

                               BEHRINGER HARVARD WOODALL RODGERS GP, LLC, a Delaware limited liability company


                               By:    /s/ Robert M. Behringer
                                     -------------------------------------------
                               Name:  Robert M. Behringer
                                     -------------------------------------------
                               Its:   President
                                     -------------------------------------------


                               CLASS A LIMITED PARTNER:
                               -----------------------

                               BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I, LP, a Texas limited partnership

                               By:    /s/ Robert M. Behringer
                                     -----------------------------------
                                     Robert M. Behringer, its General Partner

                               By:   Behringer Harvard Advisors II LP, a
                                     Texas limited partnership, its General
                                     Partner

                                     By:  Harvard Property Trust, LLC
                                          Its General Partner

                                          By:   /s/ Robert M. Behringer
                                               ---------------------------------
                                                Robert M. Behringer, President

                               CLASS B LIMITED PARTNER:
                               -----------------------

                               PRG REALTY PARTNERS, LTD.,
                               a Texas limited partnership

                               By:   PRG Realty, Inc.,
                                     Its General Partner


                                     By:     /s/ Jon Mark Robertson
                                            ------------------------------------
                                     Name:   Jon Mark Robertson
                                            ------------------------------------
                                     Title:  PRESIDENT
                                            ------------------------------------

                                     By:     /s/ William Andrew Peterson, Jr.
                                            ------------------------------------
                                     Name:   William Andrew Peterson, Jr.
                                            ------------------------------------
                                     Title:  CEO
                                            ------------------------------------